Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR JANUARY;
PROXY STATEMENT FILED BY SABINE PRODUCTION PARTNERS, LP
     Dallas, Texas, January 6, 2006 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.41419 per unit, payable on January 31, 2006, to unit holders of record on January 17, 2006.
     Approximately $324,000.00 for 2005 ad valorem taxes is being deducted from this month’s distribution as compared to $116,000.00 for 2004. These payments are normal expenditures at this time of year. Also, due to the timing of the end of the month of December, approximately $166,000 of revenue received will be posted in the following month of January in addition to normal receipts during January. This distribution reflects primarily the oil production for October 2005 and the gas production for September 2005. Preliminary production volumes are approximately 47,366 barrels of oil and 412,504 mcf of gas. Preliminary prices are approximately $55.84 per barrel of oil and $10.82 per mcf of gas.
     Sabine Royalty Trust has received information that a proxy statement has been mailed to unitholders of record and unitholders who hold the units through brokerage accounts. The solicitation received by unitholders concerns an initiative created by Sabine Production Partners, LP, an entity not affiliated with Sabine Royalty Trust, that seeks control of the assets of Sabine Royalty Trust and termination of the Trust. Sabine Royalty Trust was created in 1982 by Sabine Corporation in order to preserve these assets for future revenue distributions for all unitholders. Neither Sabine Royalty Trust nor the trustee has stated a position on the merits of Sabine Production Partners, LP’s proposal. We encourage each unitholder to closely read the proxy statement and vote according to their respective decision as to whether the proposal is a sound one for them. However, each unitholder should definitely vote either “FOR,” “AGAINST,” or “ABSTAIN.” A vote not cast will be considered a vote “FOR” the proposal.
     This year, as it does after the end of each year, Sabine Royalty Trust is having a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. The report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust. The report will be an exhibit to the Trust’s Annual Report on Form 10-K that will be filed early in March 2006 and will be available to all unitholders at that time.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541